Exhibit 99.1

Contact:	Mike Cockrell

Treasurer & Chief Financial Officer

(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2014

COMPANY EXTENDS STOCK REPURCHASE PROGRAM

LAUREL, Miss. (February 25, 2014) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2014 ended January 31, 2014.

Net sales for the first quarter of fiscal 2014 were $584.9 million compared with $595.8 million for the same period a year ago. For the quarter, the Company reported net income of $28.9 million, or $1.25 per share, compared with a net loss of $6.9 million, or $0.31 per share, for the first quarter of fiscal 2013.

The Company also announced that its Board of Directors has extended to February 24, 2017, its stock repurchase program approved February 16, 2012, to repurchase up to 1.0 million shares from time to time at prevailing prices in open market transactions or in negotiated purchases, subject to market conditions, share price and other considerations.

“Our results for the first quarter of fiscal 2014 marked a solid start to the fiscal year,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “While poultry market prices were mixed compared to the same period a year ago, our grain costs were lower. Retail grocery store demand for chicken has remained steady. However, we continue to see weak food service demand, which remains under pressure as a result of macroeconomic conditions and was also affected by weather during our first fiscal quarter. Weather also affected our first quarter results as we were forced to close several of our plants during the last week of January due to ice and snow. While we expect lower grain prices for the fiscal year and we experienced lower feed costs during the first quarter, grain prices have moved higher during February as a result of USDA’s lower than expected corn carryout estimate reported earlier this month.”

According to Sanderson, market prices for poultry products were mixed during the first quarter of fiscal 2014 compared with the same period of fiscal 2013. A simple average of the Georgia dock price for whole chickens was approximately 6.5 percent higher in the Company’s first fiscal quarter compared with the same period in 2013, and currently stands near a record $1.0450 per pound. Boneless breast meat prices during the quarter were approximately 4.3 percent lower than the prior-year period. The average market price for bulk leg quarters decreased approximately 15.6 percent for the quarter compared with the same period last year. Jumbo wing prices were lower by 40.7 percent compared with last year’s first fiscal quarter, down from the record high $1.92 per pound the week before the Super Bowl last year. The Company’s average feed cost per pound of poultry products processed decreased 25.1 percent compared with the first quarter of fiscal 2013, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 38.8 percent and 12.8 percent, respectively, compared with the first quarter of fiscal 2013.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2014

February 25, 2014

“We expect market conditions in the retail grocery store market to remain strong as chicken will compete once again during 2014 with high priced beef and pork,” Sanderson added. “While we benefited during the summer of 2013 from menu shifts toward chicken items, and away from relatively high priced beef at food service establishments, whether or not we get a similar benefit during 2014 is yet to be seen.”

“The record corn crop harvested in the United States last fall has taken pressure off the United States and world corn stocks to use ratio for 2014, but a lower than expected carryout of corn at the end of the 2014 crop year estimated by the USDA in February has caused market prices for both corn and soybean meal to move higher. Despite this increase in the grain market, had we priced all of our grain needs at current prices yesterday, our grain costs would be lower by $153 million during fiscal 2014 compared to fiscal 2013.

“While broiler egg sets have been higher than the previous year’s levels most every week since last August, the industry remains constrained by limited breeder stock supplies. As a result, we don’t expect a significant increase in domestic chicken production until the second half of calendar 2014 at the earliest. Healthy, fully employed and confident American consumers could easily absorb the additional chicken production indicated by higher broiler egg sets if we see further improvement in macroeconomic conditions.

“Construction continues on our new Palestine, Texas, complex, and we are looking forward to the opportunities the new facility will create. While weather has delayed construction to some extent, we remain on schedule to begin operations at the new facility during the first calendar quarter of 2015.”

Commenting on the stock repurchase program, Sanderson said, “As in the past, we plan to use our stock repurchase program in part to offset shares issued through our equity compensation plans. We believe this program represents a good use of corporate funds while minimizing potential dilution related to our equity compensation programs.”

Sanderson Farms will hold a conference call to discuss this press release today, February 25, 2014, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 10, 2014. Those who would like to participate in the call can do so by dialing 888-791-4321; confirmation code 1639505.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and further processed and partially cooked chicken products. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2013, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2014

February 25, 2014

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, grain prices, supply and demand factors, and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2014

February 25, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2014	2013
Net sales	$584,883	$595,760
Cost and expenses:
Cost of sales	516,085	584,867
Selling, general and administrative	23,599	20,565

	539,684	605,432

Operating income (loss)	45,199	(9,672)
Other income (expense):
Interest income	12	3
Interest expense	(911)	(1,805)
Other	16	171

	(883)	(1,631)

Income (loss) before income taxes	44,316	(11,303)
Income tax expense (benefit)	15,445	(4,360)

Net income (loss)	$28,871	$(6,943)

Earnings (loss) per share:
Basic	$1.25	$(0.31)

Diluted	$1.25	$(0.31)

Dividends per share	$0.20	$0.17

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Sanderson Farms Reports Results for First Quarter of Fiscal 2014

February 25, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2014	October 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$58,822	$85,563
Accounts receivable, net	94,114	108,980
Inventories	209,169	205,855
Deferred income taxes	0	478
Prepaid expenses and other current assets	34,549	29,867

Total current assets	396,654	430,743
Property, plant and equipment	1,061,853	1,035,044
Less accumulated depreciation	(559,130)	(546,578)

	502,723	488,466
Other assets	5,164	5,436

Total assets	$904,541	$924,645

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$61,056	$81,418
Accrued expenses	31,960	58,271
Accrued income taxes	11,621	11,055
Deferred income taxes	197	0
Current maturities of long-term debt	10,799	10,799

Total current liabilities	115,633	161,543
Long-term debt, less current maturities	29,218	29,414
Claims payable	9,500	9,000
Deferred income taxes	53,365	53,089
Commitments and contingencies
Stockholders’ equity:
Common Stock	23,063	23,016
Paid-in capital	143,402	142,482
Retained earnings	530,360	506,101

Total stockholders’ equity	696,825	671,599

Total liabilities and stockholders’ equity	$904,541	$924,645

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